Mueller Water Products
Fourth Quarter 2011
Conference Call Script
SLIDE 1
Martie Zakas, Introduction and Safe Harbor Statement

Good morning everyone. Welcome to Mueller Water Products' fiscal 2011 fourth quarter conference call. We issued our press release reporting results of operations for the quarter ended September 30, 2011 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Mueller Water Products had approximately 155.8 million shares outstanding at September 30, 2011.

Discussing the fourth quarter's results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

This morning's call is being recorded and webcast live on the Internet. We have also posted slides on our website which are available to help illustrate the quarter's results as well as to address our safe harbor disclosure statement and our non-GAAP disclosure requirements.

SLIDE 2
At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures that we reference in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. As required by Regulation G, reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 is our safe harbor disclosure statement addressing forward-looking statements. This slide includes cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements, as well as specific examples of forward-looking statements. Please take note of the disclaimers provided on slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter refer to our fiscal year which ends on September 30, unless specified otherwise.

The archived webcast and the corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

After the prepared remarks, we will open the call to questions from our dial-in participants.

I'll now turn the call over to Greg.

Greg Hyland:

Thank you Martie and good morning everyone.

We appreciate you joining us today as we discuss our results for the 2011 fourth quarter. I'll begin with a brief overview of the fourth quarter, followed by Evan's detailed financial report which covers key drivers affecting our businesses. After that, I will follow with our outlook for the full year 2012 and then the first quarter. We will then open the call to questions.

SLIDE 4
As we discussed last quarter, municipal budgets continue to be under significant pressure and that is impacting demand for our products. In addition, we had a very difficult year-over-year comparison at Mueller Co. Lower production levels in our Mueller Co. business negatively affected our 2011 fourth-quarter performance as compared to 2010. Mueller Co. production was down appreciably this year compared to last year largely due to the pull forward of orders in advance of our July 2010 price increases.

We continue to make progress in evaluating strategic alternatives for U.S. Pipe, including divestiture, and are actively engaged in this process with our financial adviser, Bank of America Merrill Lynch. I'll provide additional detail concerning U.S. Pipe later in the call.

Anvil had another strong quarter with net sales increasing 8.2% and adjusted operating income increasing 38% on a year-over-year basis. Anvil's results continue to be driven by ongoing volume growth, notably in its oil &

gas business, and productivity improvements.

We have been able to manage through unprecedented volume declines with our Mueller Co. and U.S. Pipe businesses and have improved the efficiency of our operations. We believe we are well positioned with our market leadership and continue to invest in newer technologies, which leverage our brand leadership and address the evolving needs of the water infrastructure industry. We continue to move our businesses in directions that we believe will allow us to grow as municipalities emerge from their current budget restraints.

I will now turn the call over to Evan who will provide more details on the fourth quarter financial results.

Evan Hart - Financial Summary

Good morning everyone. I'll first review the consolidated results and then discuss segment performance.

SLIDE 5
Consolidated net sales for the 2011 fourth quarter of $373.6 million increased 7.8% compared to net sales for the 2010 fourth quarter of $346.7 million. Net sales increased due to higher shipment volumes of $12.6 million primarily at U.S. Pipe, higher prices of $12.6 million and $1.7 million of favorable Canadian currency exchanges rates.

Consolidated gross profit of $66.5 million for the 2011 fourth quarter compared to gross profit of $71.7 million for the 2010 fourth quarter. Gross margin for the 2011 fourth quarter was 17.8% and gross margin for the 2010 fourth quarter was 20.7%. Gross profit for the 2011 fourth quarter was negatively impacted primarily by higher per-unit overhead costs due to lower production of $15.3 million, $12.6 million of which was at Mueller Co. Higher sales prices of $12.6 million more than covered higher raw material costs of $11.0 million. Additionally gross profit benefited from manufacturing and other cost savings of $10.7 million.

Consolidated selling, general and administrative expenses of $57.4 million for the 2011 fourth quarter increased $1.1 million compared to $56.3 million for the 2010 fourth quarter. One contributing factor for higher SG&A expenses was the further development of our newer technology businesses.

SLIDE 6

Adjusted income from operations for the 2011 fourth quarter was $9.1 million compared to adjusted income from operations for the 2010 fourth quarter of $15.4 million. Adjusted income from operations for the quarter improved at both U.S. Pipe and Anvil, but was down for Mueller Co. and on a consolidated basis. The results were negatively impacted by higher per-unit overhead costs due to lower production of $15.3 million, higher raw material costs of $11.0 million and higher selling, general and administrative expenses of $1.1 million. These items were partially offset by higher sales prices of $12.6 million and manufacturing and other cost savings of $10.7 million.

Adjusted EBITDA margin for the 2011 fourth quarter was 7.9% compared to 10.6% for the 2010 fourth quarter.

Interest expense, net for the 2011 fourth quarter of $16.6 million included $2.0 million of non-cash costs related to interest rate swap contracts. Although these contracts were terminated prior to 2011, the related costs are being amortized over the original term of the swap contracts. Interest expense, net for the 2010 fourth quarter of $20.6 million included $6.5 million of costs related to interest rate swap contracts. Excluding the swap costs, interest expense was essentially flat year-over-year.

The 2011 fourth quarter income tax benefit of $1.7 million reflected an income tax benefit on current operations partially offset by an adjustment to the expected effective tax rates for state and non-U.S. income taxes. Our effective income tax rate for the 2011 fourth quarter was 18% while the full year 2011 effective income tax rate was 35%.

Adjusted net loss per share was $0.03 for the 2011 fourth quarter compared to adjusted net loss per share of $0.00 for the 2010 fourth quarter. The 2011 fourth quarter adjusted results exclude after-tax interest rate swap costs of $1.2 million and after-tax restructuring charges of $1.1 million. The 2010 fourth quarter adjusted results exclude after-tax interest rate swap costs of $3.9 million, after-tax loss on early extinguishment of debt of $2.5 million and after-tax restructuring charges of $0.8 million.

There was a weighted average of 155.6 million shares of our common stock outstanding for the 2011 fourth quarter compared to a weighted average of 154.6 million shares outstanding for the 2010 fourth quarter.

I'll now move on to segment performance and begin with Mueller Co.

SLIDE 7
Mueller Co.'s net sales were $161.0 million for the 2011 fourth quarter compared to net sales for the 2010 fourth quarter of $163.7 million. Our shipment volumes declined $8.3 million compared to the fourth quarter last year, however we benefited from higher prices of $4.2 million and favorable Canadian currency exchange rates of $1.4 million. As a reminder, over the last 18 months we implemented price increases for valves and hydrants of 7% in July 2010 and 7% in February 2011. Additionally, for brass products we implemented a 4% price increase in April 2010 and an 8% increase in February 2011. Although they represent a small portion of total sales, net sales in our newer technology businesses - Mueller Systems and Echologics - grew in the quarter. Volume in Canada was down due to the completion of their stimulus spending and the condition of the residential construction market.

Higher per-unit overhead costs due to lower production were the single largest factor negatively impacting fourth quarter adjusted income from operations. Our production was down appreciably this year compared to last year largely due to the pull forward of orders in advance of our July 2010 price increases as well as our inventory reduction during this fourth quarter of approximately $15 million. Unit sales were down, but production was down even more.

2011 fourth quarter adjusted income from operations was $14.1 million, with an adjusted operating margin of 8.8%, and adjusted EBITDA was $26.2 million, with an adjusted EBITDA margin of 16.3%. Prior year adjusted income from operations was $26.6 million, with an adjusted operating margin of 16.2%, and adjusted EBITDA was $39.1 million, with an adjusted EBITDA margin of 23.9%. In addition to being negatively impacted by higher per-unit overhead costs due to lower production of $12.6 million, adjusted income from operations also decreased due to higher raw material costs of $4.3 million, lower shipment volumes of $3.7 million and higher selling, general and administrative expenses of $1.7 million. We did however benefit from manufacturing and other cost savings of $6.3 million and higher sales prices of $4.2 million. Capacity utilization for the 2011 fourth quarter was down appreciably from the prior year period, which had some negative impact on margins in the fourth quarter and will negatively impact margins in the 2012 first quarter due to higher per-unit overhead costs due to lower production.

As we discussed last quarter, we continue to invest in our newer water-technology businesses. Expenses associated with investments to grow Mueller Systems and Echologics negatively impacted Mueller Co. margins by over 200 basis points in the 2011 fourth quarter.

SLIDE 8
Turning to U.S. Pipe, the 2011 fourth quarter represents the fourth consecutive quarter that year-over-year operating results improved.

Net sales for U.S. Pipe for the 2011 fourth quarter of $117.3 million increased $22.4 million, or 23.6%, from net sales for the 2010 fourth quarter of $94.9 million, largely due to higher shipment volumes of $18.1 million. 2011 fourth quarter net sales included about $9.0 million of exports, including a major order to the Middle East.

We believe that volume in the fourth quarter at U.S. Pipe improved year-over-year largely due to market share gains and exports. As a reminder, in the fourth quarter of 2010 we had just closed our North Birmingham facility and were ramping up production at our remaining facilities. We were also very focused on improving our pricing and walked away from some orders. Therefore, we saw some share erosion last year which we believe we have recovered.

Fourth quarter net sales also benefited from higher pricing of $4.3 million, with pricing per ton for ductile iron pipe for the 2011 fourth quarter increasing both year-over-year and sequentially by 6% and 7%, respectively. Higher sales prices covered higher raw material costs in the fourth quarter.

The adjusted loss from operations of $6.8 million and an adjusted EBITDA loss of $2.1 million for the 2011 fourth quarter improved from an adjusted loss from operations of $11.3 million and an adjusted EBITDA loss of $6.4 million for the 2010 fourth quarter. The 2011 fourth quarter benefited from higher sales prices of $4.3 million, higher shipment volumes of $2.3 million, manufacturing and other cost savings of $2.0 million and lower selling, general and administrative expenses of $1.3 million. These items were partially offset by higher raw material costs of $4.1 million.

SLIDE 9
As we look at Anvil, its 2011 fourth quarter adjusted income from operations was its highest quarterly performance in more than two years.

Net sales for Anvil for the 2011 fourth quarter increased 8.2% to $95.3 million from net sales for the 2010 fourth quarter of $88.1 million. Net sales increased $7.2 million due primarily to higher prices of $4.1 million and higher shipment volumes of $2.8 million. Anvil saw sales volume improvements across many end markets, especially oil & gas and industrial.

Adjusted income from operations for the 2011 fourth quarter of $10.5 million increased 38% from adjusted income from operations for the 2010 fourth quarter of $7.6 million. Higher sales prices of $4.1 million, manufacturing and other cost savings of $2.4 million and lower selling, general and administrative expenses of $0.5 million all contributed to these improved operating results. These improvements were partially offset by higher raw material costs of $2.6 million and higher per-unit overhead costs due to lower production of $2.2 million.

For the 2011 fourth quarter, Anvil improved both its adjusted EBITDA and adjusted EBITDA margin year-over-year. Adjusted EBITDA increased to $14.1 million, or an adjusted EBITDA margin of 14.8%, for the 2011 fourth quarter compared to adjusted EBITDA of $11.5 million, or an adjusted EBITDA margin of 13.1%, for the 2010 fourth quarter.

Now turning to a discussion of our liquidity.

SLIDE 10
Free cash flow, which is cash flows from operating activities less capital expenditures, was $33.2 million for the 2011 fourth quarter, compared to $15.9 million for the 2010 fourth quarter.

SLIDE 11
At September 30, 2011, total debt was $678.3 million and included $420.0 million of 7⅜% senior subordinated notes due 2017, $221.7 million of 8¾% senior unsecured notes due 2020, $34.0 million drawn under our asset based credit agreement and $2.6 million of other. In the 2011 fourth quarter we repaid $15 million of the drawn amount under our ABL credit facility. Net debt, which is total debt less cash and cash equivalents, at the end of the 2011 fourth quarter, was $617.1 million. As of September 30, we had $165.2 million of excess availability under our asset based credit agreement.

I'll now turn the call back to Greg.

SLIDE 12

Thanks, Evan.

As we look back on 2011 and forward to 2012, we continue to face end markets in our water infrastructure businesses that remain challenging. While the near-term prospects remain somewhat uncertain, we believe that we have demonstrated our ability to manage through these conditions while making appropriate investments for future growth.

The current situation with municipal budgets is cloudy at best. And though public spending is currently under pressure given lower tax receipts, water utilities generally have more stable revenue streams and need to operate on regular maintenance cycles. In addition, most of their funding comes from water rates which generally have been increasing. However, while we believe that spending for our products is at the bottom, we currently see no signs that would lead us to believe that we will see increased spending for our products in the near future. However, we believe that the long-term prospects for both of our end markets - municipalities and residential construction - remain encouraging and that we are well positioned to benefit when they begin to return to historical levels.

The residential construction market remains mired in a deep and long trough with annualized housing starts fluctuating between 550,000 and 650,000 units. Blue Chip Economic Indicators consensus forecasts a roughly 20 percent growth in housing starts for calendar 2012, though this growth is off of a historically small base. We had previously stated that we expected to lag a sustained recovery by up to 18 months as the excess inventory of finished lots was absorbed. We now believe it is possible that the lag period may be shortening as some finished lots and home vacancies are being worked through.

There are two key drivers supporting the 50-year historical average for housing starts of 1.5 million. The first is household formation which, over the past 50 years, has accounted for around 1.2 million units per year. The second is demolitions and rebuilds which have been around 300,000 units per year. New household formation has plunged to less than half of its historical average since the latter part of 2008. Once the economy recovers and the job market improves, we should see improvement in household formations. For example, the U.S. Census Bureau estimates 13 million new households will be formed over the current decade. Due to this demographic demand, housing analysts such as Ivy Zelman are calling for new construction of over 14 million houses.

Municipalities continue to balance the need to repair and replace aging water infrastructure with ongoing budget concerns. As we have stated, we believe they continue to slow or delay spending on water infrastructure projects; however, given the deteriorating state of many drinking water systems and the need to meet various regulations these projects cannot be put off indefinitely. A growing number of municipalities have raised and continue to raise water rates to help fund these infrastructure repairs, replacements and upgrades. For example, Chicago recently included $147 million of water and sewage rate increases in its 2012 budget. If approved, it would be used to replace 900 miles of the city's water pipes. Other cities with proposed increases include Cleveland, Ohio where rates would rise 82 percent over the next four years. We are also seeing activity pick up on the state level, including in Texas which has a referendum on the November 2011 ballot that would allow additional municipal bonds to be issued to fund water infrastructure improvements. Additionally, California is scheduled to have an $11.4 billion water bond referendum on the November 2012 ballot. These measures support our belief that a pickup in spending on our aging water infrastructure is a matter of when not if.

Although we continue to feel that the long-term growth potential is promising, it is clear that municipalities remain constrained and cautious in their spending near- term.

For example, the American Water Works Association's annual state of the industry survey reports that on average utilities anticipate only a slight increase in capital spending in 2012 with infrastructure taking priority over other uses of capital. Although we won't likely have additional visibility on an increase in spending for our products until we get closer to the construction season.

On the non-residential construction front, forecasts we are seeing call for slight growth in calendar 2012. These forecasts range from 1% to 4% growth for calendar 2012.

Now turning to what we are seeing for the full year 2012, I'll begin with Mueller Co. and look at the core businesses as well as our newer technology businesses.

For the core businesses, which includes valves, hydrants and brass service products, we do not expect any further deterioration in demand in 2012, but until we get closer to the construction season, we won't be able to see whether there will be any signs of growth.

We expect to see some carryover price improvement from last February's price increases.

For Mueller Systems and Echologics, we expect continued strong year-over-year net sales growth. For Mueller Systems as we gain share, particularly with our two-way AMI system, we expect to see strong net sales growth although we are starting from a relatively small base. Echologics continues to gain traction with recent wins, including a three-year agreement with United Water and an extension of our contract with New Orleans. Echologics will provide leak detection and pipe condition assessment services for United Water.

We will increase our engineering and development expenditures to enhance our position to gain share in these higher growth segments. Therefore, we expect total SG&A to be higher than 2011.

As mentioned previously, raw material costs are expected to continue to be a headwind as we saw scrap costs increase steadily throughout last year. However, we expect pricing to offset any higher raw material costs. We also expect our cost savings initiatives to more than offset any other inflationary cost increases.

I'll now turn to U.S. Pipe…

We saw pricing on ductile iron pipe improve steadily throughout 2011 and we expect this trend to continue in 2012. We expect our overall volume to increase year-over-year as a result of increased export sales, while we expect domestic volumes to remain flat.

For 2012 operating results, we expect price increases to more than offset higher raw materials costs. Production volumes are expected to be slightly higher than prior year in line with shipment volumes therefore reducing per-unit overhead costs. Our ongoing cost saving initiatives are expected to also contribute positively to operating results. As a result of these factors, we expect year-over-year improvement in U.S. Pipe's operating results. Based on our current volume, pricing and raw material cost expectations, we believe EBITDA will be slightly positive for the year. Our expectation for pricing relative to raw material costs is the primary driver of this outlook.

Now I'll turn to Anvil.

We expect to see slightly higher shipment volumes in 2012 primarily due to the continued strength in our addressed oil & gas and industrial markets. We also expect to benefit modestly from higher pricing. As a result of these factors, we anticipate that 2012 net sales will improve moderately over last year.

We expect pricing increases to offset higher raw material costs and our ongoing manufacturing and other cost savings programs to more than offset increases in production costs. We expect to see higher SG&A costs year-over-year largely due to higher sales commissions.

As a result of these factors, we expect that 2012 adjusted income from operations will be marginally above the prior year.

Other key variables for 2012 are: corporate spending is estimated to be $30 to $33 million, depreciation and amortization is estimated to be $82 to $84 million, and interest expense is estimated to be $62 to $64 million which, as a reminder, includes $5 million of non-cash interest expense associated with the terminated swap contracts.  Our effective income tax rate is expected to be between 36% and 40%.  Capital expenditures are expected to be between $35 and $40 million.

For the full year 2012, we expect free cash flow to be higher than 2011.

We continue to improve our working capital efficiency. For example, inventory turns for the twelve months ended September 30 improved about half a turn from the comparable prior year period. Additionally, for the latest twelve months, average receivables, inventory and accounts payable as a percentage of net sales at the end of the fourth quarter improved over 200 basis points from a year ago.

We believe inventory turns will continue to improve in 2012, although most of our improved free cash flow generation is expected to come from better operating results.

On a consolidated basis as we look to 2012, we expect to achieve higher net sales across all three businesses. In total, the growth in net sales is expected to be driven by higher pricing, an increase in export shipments from our U.S. Pipe business, growth in Anvil's addressed oil & gas markets, and sales growth at Mueller Systems and Echologics. We expect pricing will more than offset higher raw material costs, and manufacturing and other cost savings to more than offset other inflationary costs.

On a year-over-year basis, we expect to be negatively impacted by higher per-unit overhead costs earlier in the year but the comparisons should ease considerably in the second half of the year. We expect operating income will grow across all three businesses with the greatest improvement coming from U.S. Pipe primarily driven by higher sales pricing, greater production and overall cost savings.

Now turning to what we are seeing for the 2012 first quarter, I'll begin with Mueller Co.

Overall, we expect first quarter net sales to be roughly flat year-over-year largely due to higher prices offset by continued weakness in the Canadian market.

As Evan referenced, our production in the 2011 fourth quarter was down appreciably this year compared to last year due largely to the pull forward of orders in advance of the July 2010 price increase. In addition, we also lowered production on a year-over-year basis as we reduced inventory roughly $15 million during the 2011 fourth quarter compared to $2.5 million during the 2010 fourth quarter. As a result, we should have slightly higher per-unit costs as our fixed overhead is spread over a smaller production base which is expected to impact the first quarter. We expect Mueller Co.'s higher sales pricing in the first quarter to offset any increase in raw material costs. Additionally we continue to invest in our newer technology businesses through higher selling and R&D expenses.

Taking all these factors into account, Mueller Co.'s 2012 first quarter adjusted income from operations is expected to be below last year's first quarter results.

I'll now turn to U.S. Pipe…

As mentioned previously, pricing on ductile iron pipe improved in the 2011 fourth quarter both year-over-year and sequentially. As we look at pricing levels in our current backlog, we believe that the 2012 first quarter pricing will also increase both year-over-year and sequentially. We expect that volume in our U.S. Pipe business will be up in the 2012 first quarter year-over-year as we believe we have recovered market share we had lost associated with the closure of the North Birmingham facility.

Additionally, our exports are also expected to grow during the first quarter, with more than a third of the $37 million order to the Middle East shipping in the quarter.

Overall, we believe net sales at U.S. Pipe for the 2012 first quarter will be higher than last year driven largely by increased volume and higher pricing.

We expect to see continued year-over-year improvement in our operating performance in the first quarter largely due to volume growth. However, we expect to be negatively impacted by higher raw material costs in this quarter.

Now I'll turn to Anvil.

We expect to see slightly higher shipment volumes in the 2012 first quarter year-over-year, primarily due to the continued strength in our addressed oil & gas and industrial markets. We also expect to benefit modestly from higher pricing. As a result of these factors, we anticipate 2012 first quarter net sales to improve modestly over last year.

We expect pricing increases to just offset the higher raw material costs that we are experiencing. We expect that increases in production costs and higher per unit overhead costs due to lower production will only be partially offset by our ongoing manufacturing and other cost savings initiatives. In summary, we expect 2012 first quarter adjusted income from operations to be slightly below the first quarter last year.

For the Company as a whole:

We believe 2012 first quarter net sales will increase year-over-year attributable primarily to volume increases at U.S. Pipe and modestly higher pricing across all three businesses.

We expect to see adjusted income from operations decline marginally year-over-year, largely due to higher raw material costs and higher per unit overhead costs. Additionally, we are continuing to increase our investments in Mueller Systems and Echologics.

Before opening the call for questions, I want to return to our conversation about strategic alternatives for U.S. Pipe. On last quarter's call, I discussed our board of directors' decision to authorize the exploration of a variety of strategic alternatives for U.S. Pipe. We are making progress in this process, working very closely with our financial adviser, Bank of America Merrill Lynch. We have been particularly focused on a potential sale of the business and are actively engaged in this process with interested parties.

We are continuing to explore alternatives and again we must remind you that no decision has been made to enter into any transaction and there can be no assurance that the exploration of alternatives will result in a transaction or as to the terms, conditions or timetable of any such transaction.

We appreciate your interest and know that you may have questions, but we do not currently intend to comment further on any specific discussions or any potential transaction unless and until we enter into a definitive agreement with respect to such a transaction.

With that, I will open this call for your questions.
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Thank you very much for your interest. As I have said throughout our call, we have been able to manage through unprecedented volume declines in our business and continue to improve the efficiency of our operations. We believe that we are well positioned with our market leadership and we continue to invest in newer technologies, which leverage our brand leadership, are being well received in the marketplace and address the evolving needs of the water infrastructure industry. We continue to move our business in a direction that we believe will allow us to grow further as municipalities emerge from their current budget restraints and residential construction recovers. Thank you. We look forward to seeing you in the near future.